                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
NVR, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-69754) on Form S-8 (for the NVR, Inc. Directors' Long-Term Incentive Plan), the registration statement (No. 33-69756) on Form S-8 (for the NVR, Inc. Management Equity Incentive Plan), the registration statement (No. 33-69758) on Form S-8 (for the NVR, Inc. Equity Purchase Plan), the registration statement (No. 33-87478) on Form S-8 (for the NVR, Inc. 1994 Management Equity Incentive Plan), the registration statement (No. 333-04975) on Form S-8 (for the NVR, Inc. Management Long-Term Stock Option Plan), the registration statement (No. 333-04989) on Form S-8 (for the NVR, Inc. Directors' Long-Term Stock Option Plan), the registration statement (No. 33-69436) on Form S-3, the registration statement (No. 333-44515) on Form S-3 (for a universal shelf registration for senior or subordinated debt in an amount up to $400 million), the amended registration statement (No. 333-44515) on Form S-3A (for a universal shelf registration for senior or subordinated debt in an amount up to $400 million), the registration statement (No. 333-79949) on Form S-8 (for the NVR, Inc. 1998 Directors' Long-Term Stock Option Plan), and the registration statement (No. 333-79951) on Form S-8 (for the NVR, Inc. 1998 Management Stock Option Plan) of our reports on the consolidated balance sheets of NVR, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2000, included herein.


KPMG LLP


McLean, Virginia
March 7, 2001

                                       1